KEEGAN RESOURCES INC.
Suite 1204 – 700 West Pender Street
Vancouver, BC V6C 2V6

May 3, 2006

SAMMETRO CO. LTD.
c/o E.K. Amua Sekyi, Managing Partner
E.K. Amua – Sekyi & Co.
Barristers and Solicitors
P.O. Box MC 279, Takoradi, Ghana

Re: Letter Agreement to acquire an option on the Esaase Mining Concession

Dear Sirs:

This letter is to outline the main terms of our agreement. It is intended that a more comprehensive agreement will follow but that this letter agreement will be sufficient evidence of agreement for the parties to proceed.

The parties to the agreement being:

SAMMETRO CO. LTD.
c/o E.K. Amua Sekyi, Managing Partner
E.K. Amua – Sekyi & Co.
Barristers and Solicitors
P.O. Box MC 279, Takoradi, Ghana

hereinafter referred to as the"Optionor"

and

KEEGAN RESOURCES INC.
Suite 1204 – 700 West Pender Street
Vancouver, BC V6E 2V6

hereinafter referred to as "KEEGAN"

WHEREAS: the Optionor has the right to acquire 100% of the private interest in a certain mining concession known as the Esaase Mining Concession located in Amansie West District in the Ashanti Region hereinafter referred to as the "Property" and are more fully described in Appendix A attached hereto.

AND WHEREAS the Optionor desires to grant and KEEGAN is desirous of obtaining an option to earn an undivided 100 % private interest in and to the Property upon terms and conditions herein contained.

NOW THEREFORE in consideration of the premises and of the covenants and conditions herein contained, the parties agree as follows:

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1) OPTION

The Optionor does hereby grant to KEEGAN the sole, exclusive and irrevocable right and option to earn 100 % of the private right, title and interest in the Property (the "Option") for the cash, shares and the completion of the work expenditures on the Property referred to in paragraph 2 below (the "Consideration").

2) OPTION PAYMENTS AND COMMITMENTS

In order to maintain the Option in good standing and to earn 100% of the private right, title and interest in and to the Property, KEEGAN shall (subject paragraph 13):

Year 1

i) make a cash payment to the bank from which the Optionor borrowed funds (the "Bank") of $100,000 by May 17, 2006 (the payment of which will be a firm commitment by KEEGAN on satisfactory due diligence);
ii) make a cash payment to the Optionor of $100,000 by June 30, 2006 which payment the Optionor will pay to the Esaase Liquidation Committee (herein referred to as the "Committee") (the payment of which will be a firm commitment by KEEGAN on satisfactory due diligence and receipt by KEEGAN of regulatory approval);
iii) issue 40,000 shares of KEEGAN to the Optionor upon receipt of regulatory approval (a firm commitment by KEEGAN on satisfactory due diligence); and
iv) complete work expenditures on the Property of $500,000 by the first anniversary of signing this Agreement (a firm commitment by KEEGAN on satisfactory due diligence and receipt of regulatory approval) provided that the difference between actual work expenditures and $500,000 are payable to the Committee.

Year 2

i) issue to the Optionor 120,000 shares and pay to the Optionor $40,000 on the first anniversary;
ii) pay to the Committee $100,000;
iii) complete work expenditures on the Property of $750,000 by the second anniversary of signing this Agreement.

Year 3

i) issue to the Optionor 240,000 shares on the second anniversary;
ii) pay to the Committee $200,000 on the second anniversary;
iii) complete work expenditures on the Property of $1,000,000 by the third anniversary of signing this Agreement.

Year 4

i) issue 380,000 shares to the Optionor by the third anniversary of signing.

On the fourth anniversary and every anniversary thereafter until production pay to the Optionor $50,000;

Upon production pay the Committee $200,000 and pay the Optionor $100,000.

Work expenditures incurred in excess of minimum amounts stipulated in any given time period shall be carried forward and used in calculation of minimum work expenditures in future time periods.

3. COMMITTEE AND DIRECTOR'S APPROVAL

(a) The Optionor shall provideto KEEGAN , prior to May 13, 2006, written confirmation from the Committee that it agrees to the within terms and that provided KEEGAN performs the requirements herein title to the Property will be transferred to KEEGAN.

(b) The Optionor shall provide to KEEGAN , prior to May 13, 2006, signatures of all of the directors of the Optionor confirming that they agree to the transfer of title to the Property to KEEGAN upon exercise of the Option by KEEGAN.

4. AQUISITION OF INTEREST

Upon payment of the Consideration and satisfaction of the terms by KEEGAN as set out in Paragraph 2 above, KEEGAN shall have earned 100 % of the private right, title and interest in the Property.

5. NOTICE OF DEFAULT AND TERMINATION BY OPTIONORS

If KEEGAN should be in default in making any payments or performing any other of its obligations hereunder, the Optionor may give written notice to KEEGAN specifying the default. KEEGAN shall not lose any rights granted under this agreement so long as, within sixty (60) days after giving of such notice of default by the Optionor, KEEGAN takes reasonable steps to cure the specified default. If KEEGAN fails to take reasonable steps within the sixty (60) day period to cure the default, the Optionor shall be entitled thereafter to terminate this agreement by giving written notice of termination to KEEGAN. Upon termination of this agreement by the Optionor, the provisions of paragraph 9 shall apply.

6. DUE DILIGENCE

The terms of this Agreement are subject to KEEGAN obtaining confirmation that the Optionor has good title to the Property and confirmation that the Committee has absolved the Optionor and will absolve KEEGAN from any past environmental issues or liabilities relating to the Property.

7. COVENANTS OF KEEGAN

During the currency of the option period of this Agreement, KEEGAN shall:

a) keep the Property in good standing by funding and causing to be done and filed to the Optionor and Committee yearly reports detailing exploration activities, results and expenditures and by the doing of all other acts and things and making all other payments which may be necessary in that regard;
b) provide the Optionor with all data on a yearly basis as well as access to all stored geologic materials.
c) indemnify the Optionor and Committee from any liability incurred as a result of Keegan's activities on the concession
d) give Optioner right to conduct small scale mining providing it doesn't interfere with Keegan's exploration activity and Optioner indemnifies Keegan from any liability resulting from small scale mining

8. COVENANTS OF THE OPTIONOR

The Optionor covenants with and represents and warrants to KEEGAN that:

a) The Optionor has an agreement in good standing with the Committee and the Optionor has the right to sell the Property
b) the Property has been duly and validly located and recorded in accordance with the applicable laws of Ghana and are valid and subsisting mining concessions as of the date of execution and delivery of this agreement
c) the Property is in good standing, free and clear of all liens, charges and encumbrances;
d) the Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation other than the Committee has any proprietary or other interest in the same; and
e) all information in the Optionors possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating that the Property may or may not have potential for economic mineralization has been made available and will continue to be made available to KEEGAN.

9. TERMINATION PRIOR TO ACQUISITION OF PROPERTY

If this Agreement is terminated prior to KEEGAN acquiring its interest in the Property KEEGAN shall ensure that the Property free and clear of all liens and encumbrances and are in good standing for a minimum period of 1 year and that all data and stored geologic materials are delivered to the Optionor.

10. ADDITIONAL TERMINATION

In addition to any other termination provisions contained in this Agreement, KEEGAN shall at any time have the right to terminate this Agreement without liability therefore by giving two months notice in writing of such termination to the Optionor, and in the event of such termination, this agreement, save and except for the provisions of paragraph 9 hereof, shall be of no further force and effect.

11. FORCE MAJEURE

If KEEGAN is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labor shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of KEEGAN, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. KEEGAN, insofar as is possible, shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give notice to the Optionor as soon as such cause ceases to subsist.

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12. NOTICE

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or sent by facsimile transfer or courier to either party at the addresses first set out above and any notice given as aforesaid shall be deemed to have been given, if delivered or by facsimile transfer or by courier when delivered. Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

13. OPTION ONLY

This is an option only and except for the firm first year commitments of KEEGAN as shown in number 2 above, nothing herein contained shall be construed as obligating KEEGAN to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating KEEGAN to do any further act or make any further payment. If this Agreement is terminated, KEEGAN shall not be bound thereafter in debt, damages or otherwise under this Agreement and all payments theretofore paid by KEEGAN shall be retained by the Optionor as the sole consideration for entering into this Agreement and for the rights conferred on KEEGAN thereby.

14. PAYMENTS

The Optionor acknowledges that any issuance of shares under this Agreement shall be subject to the approval of the relevant regulatory authorities and that KEEGAN shall not therefore be considered in default with respect to such payment while actively pursuing such approval, but in any event, such shares must be issued within sixty (60) days after the due date. A regulatory hold period from the date of regulatory approval may exist on any shares issued during that period.

15. FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts necessary to implement and carry into effect the provisions and intent of this Agreement.

16. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

17. TITLES

The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

18. SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs, executors or administrators as the case may be.

19. APPROVALS

KEEGAN and the Optionor hereby acknowledge that this Agreement shall be subject to all necessary regulatory approvals and the approval of the Board of Directors of KEEGAN.

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20. AFTER ACQUIRED PROPERTY

During the term of this Agreement, any ADDITIONAL mineral claim, lease or other mineral right or interest acquired by or on behalf of KEEGAN shall be for the account of and the benefit of KEEGAN.

21. ARBITRATION

If any question, difference or dispute shall rise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by arbitrators in accordance with the practices and procedures of Ghana.

22. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of Ghana.

23. PRIOR AGREEMENTS

This Agreement supersedes and replaces all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

IN WITNESS WHEREOF the parties hereto executed this presents as of the day and year first above written.

KEEGAN RESOURCES INC.

Per: ______________________
Authorized Signatory

SAMMETRO

____
Authorized Signatory

KEEGAN RESOURCES INC.
Suite 1204 – 700 West Pender Street
Vancouver, B.C., V6C 2V6

June 1, 2006

SAMMETRO CO. LTD.
c/o E.K. Amua Sekyi, Managing Partner
E.K. Aruna – Sekyi & Co.
Barristers and Solicitors
P.O. Box MC 279, Takoradi, Ghana

Re: Amendment to Letter Agreement to acquire an option on the Esaase Mining Concession

Dear Sirs:

The purpose of this letter is to document certain amendments to Section 2 of the letter agreement between Keegan Resources Inc. ("Keegan") and Sammetro Co. Ltd. ("Sammetro") dated May 3, 2006 (the "Letter Agreement").

The parties hereto agree to the following amendments to Section 2 "Option Payments and Commitments" of the Letter Agreement:

a) subparagraph ii) under Year 2 is deleted and replaced with the following:

"ii) pay to the Committee $100,000 by December 30, 2006;"

b) subparagraph ii) under Year 3 is deleted and replaced with the following:

"ii) pay to the Committee $100,000 by June 30, 2007 and a further $100,000 by December 30, 2007;"

All other terms of the Letter Agreement shall remain uncharged.

IN WITNESS WHEREOF the parties hereto executed this presents as of the day and year first above written.

KEEGAN RESOURCES INC.

Per: ______________
Authorized Signatory

SAMMETRO CO. LTD

____
Authorized Signatory